Exhibit 10.5

LOAN AGREEMENT

between

ISRAEL DISCOUNT BANK LTD

and

NESSTECH ADVANCED TECHNOLOGIES (1999) LTD.

dated

29-7-99

This Loan Agreement is dated as of the 29 day of July, 1999 and made between:

ISRAEL DISCOUNT BANK LTD

(“The Bank”)

and

NESSTECH ADVANCED TECHNOLOGIES (1999) LTD. (51- 279744-0)

a company duly established and existing under the laws of the State of Israel (“the Borrower”);

Whereas the Borrower has requested the Bank to grant it a loan in a total sum equivalent to $ 21,000,000 (Twenty One Million Dollars)according to the terms and conditions of this Agreement in order to participate in financing the acquisition of 87.4% of the outstanding share capital of the Company comprising 40% of the credit which will be borrowed by the Borrower other than the capital contribution stated in Clause 12 ( d ) below;

Whereas the Bank is prepared to accede to the Borrower’s request upon the conditions hereinafter set forth;

NOW, THEREFORE, IT IS HEREBY AGREED AND DECLARED BETWEEN THE PARTIES AS FOLLOWS:

1.             INTERPRETATION -

1. 1.        This Agreement forms an integral part of the Borrower’s applications to open an account and the general conditions for operating an account which have been signed by the Borrower in the Bank (“the Applications to Open an Account”).

1. 2.        Unless otherwise agreed the Borrower’s obligations in this Agreement are in addition to those contained in the Application to open an account and nothing in this Agreement shall derogate from any of the Banks rights under the Applications to open an account.

1. 3.        In the case of any contradiction between this Agreement and the Application to open an account and \ or the provisions of the Deed of Pledge the provisions of this Agreement shall prevail.  In addition , in the event that the Application to Open an Account refers to a matter which this Agreement refers to ( even not in a case of contradiction ) then the terms of this Agreement shall prevail concerning such subject matter..

1. 4.        The Preamble to this Agreement constitutes an inseparable part thereof.

1. 5.        Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1. 6.        In this Agreement, unless the context otherwise requires:

1. 6. l.  reference to Clauses and Annexes are to be construed as reference to the clauses of, and annexes to, this Agreement and references to this Agreement include its Annexes; and

1. 6. 2. words importing the plural shall include the singular and vice versa.

2.             DEFINITIONS -

In this Agreement, the following words and expressions shall bear the following meanings unless the context otherwise requires:-

“Bank” means - ISRAEL DISCOUNT BANK LTD and any of its branches or offices existing on the date hereof and or to be subsequently opened, whenever they may be, its successors, assignees, or attorneys in fact;

“Banking Day” means - a day on which dealings in Dollar deposits are carried on in the London Interbank Eurodollar market and (if payment is required to be made on such day) on which banks are open for business in London and in Israel.

“Bank’s Books” _ shall be construed so as to include any book, record, statement of account, and copy of any statement of account, loan agreement, deed of undertaking, customers’ bill, card index, page, film, any means of storage and retrieval of data for purpose of electronic computers and any other means of storage and retrieval of data;

“Bond Rate” means - the arithmetic mean of the gross yield to maturity (rounded upwards, if necessary, to four decimal places) as published by the Tel-Aviv Stock Exchange Ltd. (“TASE”), of at least 6 (six) series of fixed rate bonds issued by the State of Israel and listed on the TASE, and having a remaining period until maturity of 18 - 41 months except for the first period of 12 months of the Loan from the Disbursement Date on which the said bonds will have remaining period until maturity of 12 months, denominated in NIS and fully linked to the Israeli consumer price index, in each of the 5 (five) trading dates of the TASE immediately preceding the beginning of the relevant rate period.

“The Closing Date” means -July 29 1999 or any other date as shall be agreed upon;

“The Company” means - Advanced Technology Ltd

Deed of Pledge means - an undertaking of the Borrower pursuant to which the Borrower shall create pledges and charges described in clause 11 hereof.

“Disbursement Date” means - a Banking Day upon which the disbursement of the Loan will be made and which is the Closing Date.

“Dollars and “$” mean - the lawful currency of the United States of America.

“Encumbrance” - includes any mortgage, pledge, lien, charge, assignment, hypothecation, security interest, title retention, preferential right or trust arrangement or other agreement or arrangement the effect of any of which is the creation of security;

“Event of Default” means - any of the events or circumstances described in Clause 15;

“Fixed Linked Rate” means - the rate of interest which is applied by the Bank at the time of your notification to reflect its wholesale rate interest for credits linked to the Israeli consumer price index, before application of any margin for the purpose of determining the rate of interest to be charged by the Bank in respect of Cost of Living Index based loans to its customers in amounts similar to the amount of the relevant credit and for similar periods for such credit.

“Indebtedness” means - any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

Interest means - for Loan B -LIBOR plus the Margin.

for Loan A and Loan C - (1) Bond Rate plus the Margin,

or

(2) Fixed Linked Rate plus the Margin

The Interest for loans granted on a Bond Rate basis will be computed on the last Banking Day of the Interest Period which ends at the end of the first year from the Disbursement Date and on the last Banking Day every 2 (two) years after such date (the “Computation Date”) as follows: one month before the end of the relevant Computation Date the Borrower will notify the Bank if he wishes the Interest to be on the Bond Rate basis or the Fixed Linked Rate basis.  If the Borrower chooses the Fixed Linked Rate basis, the rate of interest applicable for the Loan from the relevant Computation Date until the end of the duration will be the Fixed Linked Rate plus the Margin.  If the Borrower chooses the Bond Rate basis, the Interest which will be applicable for the next 2 (two) years period from the relevant Computation Date will be the Bond Rate plus the Margin.

If the Borrower does not notify the Bank which rate basis he has chosen then the Interest for the following two year period will be the Bond Rate basis plus the Margin.

“Interest Period” Each Interest Period shall be as follows:

for Loan A and C - a period of 12 (twelve) months duration.

for Loan B - a period of six months duration.

all commencing and including the Disbursement Date, Provided, however, that if any Interest Period would otherwise end on a day which is not a Banking Day, the termination thereof shall be postponed to the next day which is a Banking Day, unless such Banking Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding day which is a Banking Day.

“LIBOR”, means the rate of interest (expressed as any annual rate) determined by the Bank to be the arithmetic meaning (rounded up, if necessary to the nearest whole multiple of 1/8%) of the (i) rates for Dollar deposits offered to the Bank for the respective Interest Period which appears on the FRBD page of the Reuters Screen for Dollars as of 11:00 a.m. London time, two Banking Days prior to the commencement of the respective Interest Period, or (ii) if Clause (i) above is inapplicable, the rates of interest communicated to, and at the request of, the Bank, by or on behalf of the principal London offices of the Reference Banks or any two of them, as being the rates at which they would offer to the Bank deposits in Dollars in the London Interbank Eurodollar Market, for the respective Interest Period as of 11:00 a.m London time two Banking Days prior to the commencement of that respective Interest Period, or (iii) if Clauses (i) and (ii) are inapplicable the rates of interest communicated to and at the request of, the Bank, by at least two other banks in London Interbank Eurodollar Market, at the rates at which such banks would offer the Bank a deposit in the Dollars for the respective Interest Period as of 11:00 a.m. London time, two Banking Days prior to the commencement of that respective Interest Period.

Loan A - NIS 45,606,000 ($ 11,000,000)

Loan B - $ 7,200,000

Loan C - NIS 11,608,800 ($ 2,800,000)

“Loan” means - the principal amount outstanding hereunder at any time of Loan A, Loan B and Loan C.

“Margin” means - for Loan A and -C -

(1)        1.5% p.a. for the first 12 months from the Disbursement Date and 1.75% p.a. for the rest of the duration

(2)        On Fixed Linked Rate basis 1.25% p.a.

for Loan B - 1.25% p.a.

“NIS” - means New Israeli Shekel

“Reference Bank” means Barclays Bank PLC, National Westminster Bank PLC and Bankers Trust Company ( in its name or as Deutsche Bank).

“The Purchase Agreement” means an agreement signed on July 8 1999 between the Borrower and Tadiran Ltd. pursuant to which the Borrower purchased the Shares.

“Security Documents” means - this Agreement, the Deed of Pledge and any other documents as may have been executed according to this Agreement to secure all or any part of the Loan, Interest thereon and other moneys from time to time owing by the Borrower pursuant to this Agreement;

“The Shares” means - 12,570,725 ordinary shares of the Company purchased by the Borrower under the Purchase Agreement, which shares constitute 87.4% of the issued and outstanding share capital of the Company.

“Taxes” includes all present and future income and other taxes, levies, imposts, deductions, charges and withholdings whatsoever, together with interest thereon and penalties with respect thereto, if any, and any payment of principal, interest, charges, fees or other amounts made on or in respect thereof and “Tax, “Taxation” and similar words shall be construed accordingly.

3.             AVAILABILITY AND DISBURSEMENT OF THE LOAN -

3. 1.        Provided the obligations and conditions set forth in Clause 12 have been fulfilled, the Bank shall make the Loan available to the Borrower on the Closing Date in one tranche provided, always, that the Borrower shall have given the Bank a request for disbursement in the form of Schedule “A” attached hereto, at least three (3) Banking Days prior thereto.  The Loans which will be granted in NIS will be made available only between the 25th day of the month till the 15th day of the following month.  The Loan shall be made available to the Borrower by crediting the Borrower’s account with the Central Branch of the Bank with the amount mentioned in the preamble;

The Bank shall not be required to grant the Loan unless the Closing Date shall be on or before July 29, 1999

3. 2.        The Borrower declares and warrants that all the proceeds of the Loan will be utilised for the purchase of the Shares, said sum includes also expenses paid in connection with the Purchase Agreement.

4.             LINKAGE AND INTEREST -

4. 1.        Loan A , Loan C and the payments of Interest of the said loans shall be linked to the Consumer Price Index (as hereinafter defined) in accordance with the following provisions;

4. 2.        For the purpose of the linkage provisions under this Clause 4 following terms shall have the following meanings:

4. 2. l.     The “Consumer Price Index” - or the “Index” shall mean - the consumer price index (also known as the cost of living index), which includes fruit and vegetables and which is published by the Central Bureau of Statistics (hereinafter - “the Bureau”),or that same index even if it is published by any other government institution or including any official index replacing same irrespective of whether it is based on the same data on which the existing index is based or not If another index replaces the existing index, the Bureau shall determine the relation between them, and if the Bureau does not determine the relation between them with 6 months of the publication of the other index, it shall be determined by the Bank in consultation with economic experts.

4. 2. 2.    “The Basic Index” shall mean the last known Index on the Disbursement Date;

4. 2. 3.    The “New Index” shall mean the last known Index on the Banking Day on which any payment on account of the principal amount of the Loan and/ or Interest on the Loan (and/ or any other linked amounts which the Borrower is required to pay in respect of the Loan) is actually paid (hereinafter - the, or a, “Payment Date”).

4. 3.                         In the event that upon any Payment Date it shall transpire, that the New Index has risen in comparison to the Basic Index, the Borrower shall make all payments to the Bank on such Payment Date, whether in respect of the principal of the Loan, if applicable , Interest, or any other amount payable hereunder, multiplied by the New Index and divided by the Basic Index.

If it transpires that the New Index has not risen or has fallen in comparison to the Basic Index, the Borrower shall effect full payment of all such amount payable hereunder at their stated values, without any reduction.

4. 4.        In the event that the last monthly Index which was to have been published before any Payment Date shall not have been published for any reason whatsoever, then, notwithstanding any other provision of Clause 4 the “New Index” with respect to any payment made on such Payment Date shall mean the last published Index prior thereto.  Provided, however, that such “New Index” shall serve as a provisional Index until the publication of the proper New Index (or its substitute as stated above).

If it transpires that the New Index, which was published late and after the aforesaid Payment Date, has risen or fallen in comparison to the Index which served as a provisional basis for making the aforesaid payments, then the Borrower shall pay to the Bank or be paid by the Bank, the resulting differences, (as the case may be) within 2 (two) Banking Days from publication of the New Index.

Provided, however, that if it transpires that such New Index has fallen in comparison to the Basic Index, then the Basic Index shall serve as the New Index for the purpose of calculating any such differences.

5.             PAYMENT OF INTEREST -

5. 1.        The Borrower shall pay Interest on the outstanding balance of the principal amount of Loan A and B as of the Disbursement Date on the last day of each Interest Period of such respective Loan.

5. 2.        The Borrower shall pay Interest on the outstanding balance of Loan C on the payment date of the principal amount of Loan C as stated in Section 6.01 below ( the “ Payment Date”) it being understood and agreed that all Interest accrued during each Interest Period shall be capitalised on the last day of such Interest Period and as of such date shall also bear Interest at the rate applicable to the principal amount of Loan C during the following Interest Periods until the Payment Date.

5. 3.        Interest shall accrue from day to day and be calculated on the basis of the actual number of days elapsed, divided by 360 for Loan B and on Loans A and C on the basis of the actual number of days elapsed, divided by 365.

6.             REPAYMENT OF THE LOAN -

6. 1.        The Borrower shall repay the Loans as follows:

Loan “A” - in 8 (eight) consecutive and equal instalments each in the * amount of 5,700,750 NIS* on the last day of every 12 months period from the Disbursement Date..

Loan “B” - in one lump sum on                                 .( 5 years)

Loan “C” - in one lump sum on                                 .( 4 years)

The Bank shall furnish to the Borrower a repayment schedule of the principal amount of the Loan as soon as practicable (“the Repayment Schedule”)which shall be approved by the Borrower.

The Borrower hereby confirms the Repayment Schedule shall be binding upon it and shall be deemed to constitute an integral part of this Agreement.

7.             DEFAULT INTEREST -

7. 1.        In the event that the Borrower shall not pay any amount due from it hereunder on its due date, then the Bank in its sole discretion may decide that either of the following options shall apply: (1) such overdue amount shall carry default interest from the due date and up to the date of actual payment (as well after as before judgement) at a rate determined by the Bank to be the highest rate charged by the Bank for any overdue payments in respect of Index linked credits extended to its customer, up to 5% (five percent) per annum in excess of the rate of Interest or (2) such overdue amounts be treated as an unlinked credit from the due date and date and up to the date of actual payment (as well after as before judgement) and shall carry default interest as shall be charged by the Bank, from time to time during such period on excess balances in revolving debitory accounts (“Default Interest”).

7. 2.        The Borrower shall pay Default Interest on sums which are payable on demand under any of the Security Documents and which shall not have been paid within 5 (five) Banking Days of the date of such demand, unless otherwise stipulated in any such Security Document, from the due date up to the date of actual payment (as well after as before judgement).

7. 3.        Default Interest shall be due and payable on demand and compounded monthly, calculated on the basis of actual number of days elapsed divided by 360 for sums which are due on Dollars and by 365 for sum which are due in NIS.

8.             INCREASED COSTS -

If by reason of any change in law or in its interpretation and/or by reason of compliance with any request from or requirement of the Bank of Israel, any governmental authority or other fiscal or monetary authority addressed to all major Israeli banks , after the date hereof and implemented by the Bank upon its customers:

(i)            the Bank incurs a cost as a result of its having entered into and/or performing its obligations under this Agreement and/or maintaining the outstanding balance of the Loan; or

(ii)           the Bank is unable to obtain the rate of return on its overall capital which it would have been able to obtain but for its having entered into and/or performing its obligations and/ or maintaining the outstanding balance of the Loan; or

(iii)          there is any increase in the cost to the Bank of funding or maintaining all or any or the outstanding balance of the Loan; or

(iv)          to hold liquid assets to any degree or in any currencies in connection with the Loan and/ or the continued funding of the Loan; and/ or

(v)           to pay and/ or make provision for any payments whatsoever to the State of Israel and/ or the State Treasury and/or any other competent authority in connection with the disbursing of the Loan and/or the continued funding of the Loan.

then the Borrower shall, from time to time, within 30 days from demand of the Bank, promptly pay to the Bank such additional amounts sufficient to indemnify the Bank against, as the case may be, (1) such cost, (2) such reduction in such rate of return, (3) such increased cost or (4) and (5) such liability;

Without derogating from the provisions of Clause 8 hereof, the Borrower may, after receipt of the demand referred to in this clause, notify the Bank that it will prepay, on the last day of the Interest Period the whole (but not part only of the outstanding balance of the Loan; whereupon the Borrower shall prepay to the Bank the outstanding balance of the Loan together with accrued interest thereon and all other amounts owing to the Bank hereunder.

9.             PREPAYMENT -

9. 1.        Provided no Event of Default and/or any event which with the lapse of time or giving of notice or both would constitute an Event of Default, (whether under this Agreement or under any of the other Security Documents) has occurred and is continuing, the Borrower may, on the last Banking Day of each Interest Period in case of a Loan granted in Dollars and on every Computation Date in case of a Loan which bears Interest on a Bond Rate Basis ,upon giving in each case at least 30 (thirty) days prior written notice to the Bank (which shall be irrevocable and shall constitute the Borrower’s undertaking to prepay accordingly), prepay the principal amount of the Loan, in whole or from time to time in part, (being in each instance not less than the equivalent of US$ 1,000,000.- (One Million U.S.Dollars) subject always to all the terms and conditions hereinafter detailed.  Amounts prepaid pursuant to this Clause may not be reborrowed hereunder.

Upon prepayment the Borrower shall also pay to the Bank all Interest which has accrued on the prepaid amount up to date of payment and any amount prepaid linked to the Index, in accordance with the provisions of Clause 4.

In case the amount prepaid is in NIS and the loan prepaid bears Interest on the Fixed Linked Rate basis or which bears Interest on the Bond Rate Basis and not prepaid in a Computation Date ,then together with the prepaid amount on account of the principal amount of the Loan, the Borrower shall pay to the Bank an amount equal to the loss of profit caused to the Bank by reason of such prepayment (hereinafter: “the Loss of Profit”).

For the purposes hereof, the Loss of Profit shall mean the difference between (i) the whole of the amounts which the Bank would have earned on the prepaid amounts (had such prepayment not have been effected) by way of linkage to the Index and interest in accordance with the provisions hereof from the date of prepayment and until the agreed date of repayment as stipulated in Clause 6.01 and (ii) the Bond Rate relevant on the date of such prepayment.  The Bank shall calculate the amount of the Loss of Profit and shall give the Borrower notice of such amount not later than 7 (seven) days before the date of prepayment The amount so calculated by the Bank and informed to the Borrower shall be deemed the actual Loss of Profit and shall be binding on the Borrower, except only for manifest error.

If the Bank shall determine that there is no such Loss of Profit or that the Bank shall actually gain from any such prepayment, then the Borrower shall not be required to pay any such additional amount for Loss of profit and shall not be entitled to receive any amount from the Bank.

9. 2.        If the Borrower notifies the Bank of its intention to p repay any amount under the provisions of this Agreement but in fact does not pay in accordance with such notification then the Borrower shall indemnify the Bank against and on demand pay to the Bank the full amount of any loss or expenses which the Bank shall certify as sustained or incurred by its as a consequence of not having been prepaid in accordance with such notification.

9. 3.        The Borrower may not prepay the Loan or any part thereof save as expressly provided in this Agreement.

10.          TIME, PLACE AND MANNER OF PAYMENT -

10. 1.      All payments to be paid by the Borrower hereunder shall be made to the Bank free of any Taxes and without set-off or counterclaim, (without derogating from the Borrower’s rights to counterclaim), in funds available to the Bank at its Central Branch or at any other place in Israel nominated by the Bank and not prohibited for that purpose by any applicable law , provided that 7 ( seven ) days prior notice thereof shall have been given to the Borrower by the Bank.

10. 2.      In the event that the Borrower is required under the laws of the State of Israel to deduct or withhold any amount in respect of income-tax on payments of interest payable hereunder, then the Borrower shall be entitled to make such deduction or withholding; provided always that in any such case the Borrower shall furnish to the Bank forthwith adequate tax receipts in respect of any such deduction or withholding, in form and substance acceptable to the income tax authorities, duly completed and signed as required by said authorities, for the purpose of treating same as a payment on account of income tax payable by the Bank.

In the event that the Borrower shall not furnish to the Bank tax receipt as aforementioned and/or that the income tax authorities will not treat any such deduction or withholding as a payment on account of the Bank’s income tax and/or if the Borrower is required to make any other deduction or withholding in respect of Taxes, then the payment of interest under this Agreement shall be increased to such amount as is necessary to yield and remit to the Bank the principal amount of the Loan and Interest at the rate specified in this Agreement after provision for payment of such Tax.  The Borrower shall at the request of the Bank execute and deliver to the Bank such instruments as may be necessary or desirable to give full force and effect to such increase in the rate of Interest.

10. 3.      All payments to be paid by the Borrower to the Bank hereunder shall be made only on a Banking Day, as defined herein.  If any payment is due on a day which is not a Banking Day, such payment shall be made on the next succeeding Banking Day unless it would thereby be made in the next calendar month, in which case such payment will be made on the immediately preceding Banking Day.

10. 4.      If any sum to be paid hereunder shall be paid by the Borrower on a day other than a Banking Day it shall be considered as having been paid on the next succeeding Banking Day.

11.          COLLATERALS -

To secure the full and punctual payment of all sums now or hereafter to become due and payable to the Bank from the Borrower hereunder this Agreement the following collaterals will be given and/or created by the Borrower and/or its behalf:

11. 1.      A first ranking fixed charge over the Shares in the form attached hereto as Annex B.

11. 2.      The Bank hereby gives the Borrower its consent to create the abovementioned collateral to another banking institution which will participate in financing the acquisition of the Shares provided that such financial institution will not realise such collateral without the Bank’s consent ( without such consent being required from such financial institution if the Bank realises such collateral) and provided that such financial institution shall sign an agreement with the Bank in form and substance satisfactory to the Bank according to which the Bank shall be entitled to 40% of the proceeds which will be received from the realisation of the collaterals , if they will be realised.

11. 3.      Mr. Abraham Wolfson, Mr. Morris Wolfson and Mr. Aharon Wolfson will execute a guarantee in the Bank favour in the sum of $1,600,000.-(Two Million and Four Hundred Thousand Dollars) in the form attached hereto as Annex C.

11. 4.      The Borrower hereby undertakes to cause the above collaterals to be registered with the Registrar of Companies in Jerusalem and in any other Registrar office where such pledges are to be registered according to the applicable law and to submit to the Bank confirmation of said Registrar that such registration has been effected within 14 (fourteen) days from the Disbursement Date.  The Borrower shall receive copy of the Security Documents after they were duly executed.

11. 5.      Any and all dividends and other distributions and payments of cash made by the Company in respect of the Shares or to any shareholder of the Borrower who is also a shareholder in the Company except for regular salaries paid to Company’s employees who are shareholders as aforesaid, after deduction of Israeli income tax, if any, (hereinafter collectively referred as “Payments of Cash”) will also be pledged and charged in favour of the Bank as required by the Bank to secure any and all of the obligations of the Borrower hereunder, it is agreed that all such Payments of Cash shall be held by the Bank until applied in satisfaction of amounts due from the Borrower hereunder when and as such amounts become due or such Payment in Cash may be deposited by the Borrower in other financial institution provided such Payment of Cash has been charged and pledged in favour of the Bank to its full satisfaction.  Until so applied such Payments of Cash shall earn interest if held at the Bank at a rate normally applied by the Bank at such time and from time to time on deposits of similar amounts and for similar periods.

11. 6.      Promptly after the Borrower shall have repaid the Loan in full and shall have paid and repaid to the Bank any all of the sums due to the Bank hereunder and under all other Security Documents, the Bank shall release all pledges created according to this section

12.          CONDITIONS PRECEDENT -

The obligation of the Bank to make the Loan available to the Borrower shall be subject to the condition that no Event of Default and/or any event which but for the giving of notice or the lapse of time would constitute such an event has occurred or be continuing and that on or before the Closing Date the Borrower shall have delivered to the Bank the documents set out in this Agreement,, and shall have completed all the actions listed hereunder to the full satisfaction of the Bank:

12. 1.      Certified true copies of the resolutions of the Board of Directors of the Borrower authorising the borrowing under this Agreement, and providing for the persons authorised to sign this Agreement and any document or instrument hereunder in the name and on behalf of the Borrower, as per the enclosed form.

12. 2.      The Security Documents have been duly executed by the Borrower.

12. 3.      The Borrower shall have established a bank account or accounts with the Central Branch of the Bank and have submitted to the Bank all of the documentation required in connection therewith.

12. 4.      The Borrower shall have received capital contribution in an amount of $ 13,000,000 ( Thirteen Million Dollars ) and shall have submitted to the Bank a certificate of a Director of the Borrower confirming same.

12. 5.      The Bank will be given an option in the form attached as Annex D .

13.          REPRESENTATIONS AND WARRANTIES -

The Borrower represents and warrants to the Bank in relation to the Borrower that:

13. 1.      the Borrower is a private limited company duly incorporated and validly existing under the laws of the State of Israel and has the full power, authority and legal right to own its assets and conduct its business as it is now being conducted.

13. 2.      the Borrower has the full power, authority and legal right to enter into, exercise its rights and perform its obligations under this Agreement;

13. 3.      all necessary consents and authorities for the Borrower to enter into and perform its obligations under this Agreement have been obtained and no further consents or authorities are necessary;

13. 4.      the obligations of the Borrower under this Agreement are, and the obligation of the Borrower under all of the other Security Documents will when executed by the Borrower be, legal, valid, binding and enforceable against the Borrower in accordance with their terms,

13. 5.      the execution, delivery and performance by the Borrower of the obligations under this Agreement will not (i) contravene any existing law, regulation or authorisation to which the Borrower is subject, (ii) result in any breach of or default under any agreement or other instrument to which the Borrower is a party or is subject or (iii) contravene any provision of the Borrower’s Memorandum and Articles of Association or other constituting documents;

13. 6.      the Borrower is not in breach of or in default under any other agreement binding on it or permit granted to it, which breach or default could have a material adverse effect on its ability to perform its obligations under this Agreement;

13. 7.      no action, litigation, arbitration or administrative proceeding is current, pending or threatened against the Borrower which could have a material adverse effect on its ability to perform its obligations under this Agreement;

13. 8.      no event has occurred, and is continuing that constitutes, or that the giving of notice or the lapse of time or both, would constitute an Event of Default.

13. 9.      no Encumbrance exists over all or any part of the present or future assets or revenues of the Borrower, except for encumbrances permitted hereunder or on assets sold by the Borrower prior to the date hereof.

13. 10.    The Borrower has obtained all consents, authorisation, licences or approval of, and has effected all registration with or declaration to, governmental or public bodies or authorities or courts in connection with the acquisition of the Shares,

14.          UNDERTAKINGS -

14. 1.      The Borrower undertakes with the Bank that so long as any moneys are owing under this Agreement it will:

14. 1. l.   obtain or cause to be obtained, maintain in full force and effect and comply or cause to be complied in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and this, which may from time to time be necessary or desirable under applicable law for the continued due performance of all its obligations under this Agreement;

14. 1. 2.  prepare financial statements of the Borrower in accordance with generally accepted accounting principals and practices in Israel consistently applied in respect and to deliver a copy of each of same within 30 ( thirty ) days from the date the Company has published its financial annual reports.  If the Company will cease to publish financial reports according to the rules applied to companies whose shares are traded in the Tel Aviv Stock Exchange ( the “Rules”) then the Borrower shall furnish the Bank such financial reports according to such Rules.

14. 1. 3.  provide the Bank with such financial and other information concerning the Borrower, and its affairs, as the Bank may from time to time require.

14. 1. 4.  it will use its best efforts as shareholder in the Company that the Company will declare dividends at such times and in such amounts which shall be sufficient to cover the current financial obligations of the Borrower in respect of the Loan.

14. 2.      The Borrower undertakes with the Bank that, from the date of this Agreement and so long as any moneys are owing under this Agreement, without the prior written consent of the Bank:-

14. 2. 1.  it will not create, permit or suffer any Encumbrance over all or any part of its present or future undertakings, assets, rights or revenues except for Encumbrance created over a specific asset in order to secure only the financing granted to purchase same.

14. 2. 2.  it will not merge or consolidate with any other entity.

14. 2. 3.  it will not disburse any monies to its shareholders on account of dividend, management fees, grants and/or any other nature.

14. 2. 4.  the Company will retain in its financial statements the financial ratios as stated herein:

14. 2. 4. l.       Minimum amount of Shareholders Equity will be NIS 70,000,000 ( Seventy Million New Israeli Shekel )

14. 2. 4. 2.      The ratio of Shareholders Equity to the Balance Sheet will not be less than 30%.

14. 2. 4. 3.      The EBITDA will equal not less than NIS 28,000,000.-per annum.

14. 2. 4. 4.      The ratio of the EBITDA to the Revenues will not be less than 9.5.%.

For the Purpose hereof, “EBITDA’ shall mean, for any calendar year, the net income, less interest income and profits/losses of an extraordinary nature, plus the sum of interest expenses, taxes, depreciation, charges of any extraordinary nature, amortisation and all other non-cash charges as evidenced by the audited financial statement of the Borrower for such calendar year.

14. 2. 5.          So long as Loan B is not repaid in full - Cash and Short Term Investments will be not less than $ 18,000,000 ( Eighteen Million Dollars) provided however, that in the event the Company shall take an action or be subject to an action in its ordinary course of business, the result of which its Cash and Short Term Investments be less than $ 18,000,000 but more than $ 15,000,000 ( in this Section 5, the “Shortage”) and such Shortage shall continue for a period of up to three consecutive months , the parties agree, and Borrower is hereby committed as of the termination of such three months period, to replace the Shortage with an additional collateral to the full satisfaction of the Bank.

All terms used in this Section shall be interpreted according to generally accepted accounting principles in practice in the State of Israel from time to time.

All sums denominated in NIS are linked to the Consumer Price Index which basic rate is the Index published for the month of December 1998.

15.          EVENTS OF DEFAULT -

15. 1.      There shall be an Event of Default if:

15. 1. l.   The Borrower fails to pay any sum due from it under this Agreement at the time, and in the manner stipulated in this Agreement and such failure is not remedied until 14 (fourteen) days from the due date of the respective sum.

15. 1. 2.  the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under this Agreement which the Bank in its own discretion deems material (other than failure to pay any sum when due).

However, if the breach or failure is capable of being cured, the Borrower shall have cured such breach or failure within 30 ( thirty ) days .

15. 1. 3.  any representation or warranty made or deems to be made or repeated pursuant to this Agreement, by or in respect of the Borrower, or in any application, request, notice, certificate or statement referred to in or delivered under this Agreement is or proves to have been incorrect in any material respect; Provided however, that if the circumstances to which such representation or warranty relate can be corrected, so that such representation or warranty shall become correct again and further provided that such circumstances shall not affect validity, legality or enforceability of this Agreement, such event shall not be deemed an Event of Default, if the circumstances shall have been corrected with 7 (seven) days from the Bank’s notice, but in any event not later than within 7 (seven) days from the days upon the Borrower has become aware thereof: as

15. 1. 4.  a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied, or enforced upon or sued out against any material property of the Borrower, or against a material part of the undertakings, assets, rights or revenues of the Borrower and is not discharges within 45 (forty five) days; or

15. 1. 5.  the Borrower suspends payment of its debts, or is unable or admits inability to pay its debts as they fall due, or commences negotiations with one or more of its creditors with a view to readjustment or rescheduling of all or part of its indebtedness, or proposes or enters into any composition or other arrangement for the benefit of its creditors generally or any class of creditors, or proceedings are commenced in relation to the Borrower (and if commenced by third party, are not discharges within 60 (sixty) days ) under any law, regulation or procedure relating to reconstruction or readjustment of debts; or

15. 1. 6.  the Borrower takes any action or any legal proceedings are started or other steps taken for (and if initiated by third party, are not discharged within 60 (sixty) days provided that in that time no legal resolution concerning the assets of the Borrower was adopted) (i) the Borrower to be adjudicated or found bankrupt or insolvent (ii) the winding-up or dissolution of the Borrower or (iii) the appointment of a liquidator whether provisional or otherwise, administrator, trustee, receiver or similar officer in respect of the Borrower, and/or in respect of the whole or any material part of its undertakings, assets rights or revenues; or

15. 1. 7.  all or a material part of the undertakings, assets, rights or revenues of, or shares or other ownership interests in, the Borrower are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

15. 1. 8.  it becomes unlawful at any time for the Borrower to perform all or any material obligations under this Agreement; or

15. 1. 9.     if the Borrower has and/or shall have committed a breach of any of its undertakings and/or obligations under the Purchase Agreement, and/or any of the appendices thereto and the Bank in its reasonable discretion shall determine that such breach may have a material adverse effect on the condition of the Borrower (including in particular any such effect on the right and title to the Shares), and/or on the rights of the Bank pursuant hereto and/or under any other Security Documents.

15. 1. 10. Mr. Abraham Wolfson, and/or Mr. Morris Wolfson and/or Mr. Aharon Wolfson directly and\or indirectly cease to have control over the Borrower.  For this purpose “control” means 51% of the voting power in the General Meeting of the Borrower shareholders.

15. 1. 11. If the Borrower does not furnish the Bank with periodic financial statements, books of account and other authorities and materials in relation to the state of its affairs, within 30 (thirty) days from the date provided for in Clause 13 hereof or if it is requested to do so and does not comply with any such request within a period of 30 (thirty) days from such request; or

15. 1. 12. If an Event of Default exists or occurs under any other agreement for the extension of credit by the Bank to the Borrower (after giving effect to any applicable grace period under any such agreement.)

15. 2.      The Bank may, without prejudice to any of its other rights, at any time after the happening of an Event of Default, so long as the same is continuing, by notice to the Borrower declare that:

15. 2. 1.  the Loan and all interest accrued and all other sums payable under this Agreement have become due and payable whereupon the same shall, immediately or in accordance with such notice, become due and payable; and/or

15. 2. 2.  the Loan and all other sums payable under this Agreement shall bear interest at the rate specified in Clause 6 as if such sums had not been paid on due date, whereupon interest shall, immediately or in accordance with the terms of such notice, become due and payable.

15. 3.      Without prejudice to any of its other rights upon the happening of an Event of Default, the Bank shall have a lien on all monies, securities, claims, goods and other property, assets or rights of the Borrower held by the Bank, until payment in full of the Loan and all other amounts owing to the Bank hereunder.

15. 4.      Notwithstanding anything to the contrary in this Agreement, upon an Event of Default or any event that may raise a cause of action to the Bank under this Agreement, the Bank shall have no cause of action whatsoever against any of the individuals listed in Section 11.03 herein in their capacity as guarantors other than as provided in Annex C.

16.          UNLAWFULNESS, SUBSTITUTE BASIS -

16. 1.      This Agreement has been made in accordance with legal, regulatory, fiscal and monetary measures currently in force and in accordance with current market conditions.  If the making or the continuation of the Loan by the Bank has become impracticable or unlawful or the Bank is required to reduce the volume of its loans due to any change, after the date of this Agreement, in any applicable law or governmental regulation or order or in any requirement of any monetary authority, or in the interpretation of any of the same, then and in any such event the Bank may give notice to the Borrower and the Borrower agrees to prepay the full amount then outstanding as well as interest accrued thereon with 30 (thirty) days or at the expire of the then current Interest Period whichever comes first.

16. 2.

16. 2. l.   If at any time by reason of changes affecting the Eurodollar Interbank Market, the Bank is unable, due to circumstances beyond its control, to determine the Libor, or there shall be no objective possibility for the Bank to refinance itself in United States Dollars in respect of the then outstanding balance of the principal amount of the Loan, then and in any such event the Bank shall give notice to the Borrower to that effect.

16. 2. 2.  The Bank shall then offer the Borrower an alternative basis (the “Substitute Basis”) for the continuation of the Loan.  The Substitute Basis may include alternative interest periods, alternative currencies or alternative rates of interest taking into account the outstanding balance of the principal amount of the Loan.  The Substitute Basis shall be binding upon the Borrower and shall take effect in accordance with its terms from the date specified in the Bank’s notice.

16. 2. 3.  If the Borrower determines that it does not with to continue to borrow the Loan or under the Substitute Basis it shall so notify the Bank within 10 days of receipt of the Bank’s notice specifying such Substitute Basis whereupon the outstanding balance of the principal amount of the Loan coupled with interest accrued and accruing thereon at a rate prevailing during the last Interest Period in respect of which the Libor and the rate of the Interest has been determined shall thereupon become immediately due owing and payable.

17.          SET-OFF AND APPLICATION OF PAYMENTS -

17. 1.      The Borrower hereby irrevocably authorises the Bank to apply any moneys standing to the credit of any account of the Borrower with the Bank at any of its branches (including such accounts held by the Borrower jointly or severally with other parties) in or towards satisfaction of any sum not paid on its due date by the Borrower to the Bank under this Agreement.

For this purpose the Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.  The Bank shall not be obliged to exercise any right given to it by this Clause.  The Bank shall notify the Borrower forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto.

17. 2.      All moneys held or received by the Bank for or on account of the Borrower, whether hereunder, pursuant to any of the Security Documents or otherwise, notwithstanding that such monies may have been intended by the Borrower or any third party to be appropriated for or on account of any other amount, may be applied by the Bank to any amount owed by the Borrower under this Agreement, and if so applied, shall be applied in the following manner:

(i)            first, in payment to the Bank of all costs, charges or expenses, inter alia, those incurred by the Bank in enforcing its rights hereunder or under any of the Security Documents;

(ii)           secondly, in or towards Interest/Default Interest owing in respect of the Loan;

(iii)          thirdly, to prepayment of instalments of principal on account of the Loan in the inverse order of their maturity;

18.          THE BORROWER’S DUTY TO NOTIFY -

The Borrower hereby undertakes to notify the Bank immediately:

18. 1.      of any claim of right to any security given or which may be given to the Bank pursuant hereto or in connection herewith.

18. 2.      of any of the events enumerated in Clause 15 above.

18. 3.      of any change of address.

19.          COMPENSATION FOR BROKEN FUNDING -

If the Loan or any part thereof or any interest thereon is for any reason whatsoever repaid, paid or recovered by the Bank under any security or otherwise, on any day other than the agreed date of payment, the Borrower shall upon demand pay to the Bank such amount or amounts as may be necessary to compensate the Bank for any actual loss incurred by it on account of funds borrowed in order to make, fund or maintain the Loan with respect to which repayment, payment or recovery is made and or any loss of profit caused thereby.

20.          REMEDIES AND WAIVERS -

20. 1.      No delay or omission of the Bank in exercising any right, power, privilege or remedy pursuant to this Agreement or any Security Document shall impair such right, power, privilege or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

20. 2.      The rights and remedies of the Bank provided in the Agreement and each Security Document are cumulative and not exclusive of any rights or remedies provided by law.

21.          ASSIGNMENT -

The Bank may at any time at its own discretion and without the Borrower’s consent being required, assign its rights in relation to the Loan and/or arising from this Agreement, including the Securitiy Documents, to any assignee, and any such assignee may also reassign the said right as aforesaid to any other assignee without any further consent being required from the Borrower.  Such assignment may be effected in any way which the Bank or any subsequent assignor deems fit all provided the Borrower’s rights under this Agreement shall not be prejudiced as a consequence of such assignment.

The Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank.

22.          ADMINISTRATION OF THE LOAN -

The Bank may administer the Loan or any part thereof by booking same with any of its branches, whether in Israel or abroad.  The Bank may at any time and from time to time at its own discretion and without any consent being required from the Borrower, transfer the administration of the Loan or any part thereof from one branch of the Bank to another, whether in Israel or abroad without prejudice to the Borrower as a consequence of such transfer.

23.          DISCLOSURE OF INFORMATION -

Any branch of the Bank administering the Loan may disclose to the Head Office of the Bank, to any participants or to a potential participant, to any assignee or to any other entity who may propose entering into contractual relations with the Bank in respect of the Loan or any part thereof, or to the Bank of Israel, the Examiner of Bank, the Controller of Foreign Exchange or any person acting under their authority or to any other regulatory authority having jurisdiction over the Bank or over the Head Office of the Bank or to the Head Office of the Bank for delivery by the latter to any such regulatory authorities, such information about the Borrower, or the Loan as may be required by such regulatory authorities or as the branch or the Head Office of the Bank may deem appropriate in accordance with lawful requirements and subject to confidentiality

24.          EXPENSES -

All of the expenses in stamping this Agreement, (including any interest and/or fines for late stamping), the registration of the Security Documents and all and any expenses involved in the enforcement thereof or in the realisation of the collaterals for the enforcement thereof, if interference by court is needed, including fees of the Bank’s advocates, shall be paid by the Borrower to the Bank upon the Bank’s first demand, together with interest at the maximum rate prevailing at the Bank from the day of the Bank’s first demand and until payment in full.  Until payment in full the aforesaid expenses together with the interest thereon, shall be secured by the collaterals mention in Clause 10 hereof.

25.          ADDITIONAL PROVISIONS -

25. 1.      The Borrower hereby confirms that the Bank’s books, accounts and entries shall be prima facie evidence against the Borrower in all their particulars.

25. 2.      The Borrower hereby confirms receipt of the Bank’s notification that according to the Protection of Privacy Law, 5741-1981:

25. 2. 1.  All the particulars furnished or which may be furnished by the Borrower to the Bank may be used by the Bank in the normal course of its operations at its own discretion;

25. 2. 2.  All the particulars furnished or which may be furnished by the Borrower to the Bank shall be stored in keeping with the Bank’s requirements from time to time in data bases of the Bank and/or of suppliers to the Bank from time to time of computer and data processing and warehousing services;

and the Borrower hereby confirms its agreement thereto.

25. 3.      From time to time, as required by the Bank, the Borrower shall allow a representative of the Bank to peruse during usual working hours, all balance sheets, books of account, card indexes, ledgers and other papers and documents in relation to the state of the Borrower’s financial affairs.

26.          NOTICES -

26. 1.      Each communication to be made under this agreement shall be made in writing and, unless otherwise stated, may be made also by telex or facsimile transmission.

26. 2.      Each communication or document to be made or delivered by one person to another pursuant to this Agreement shall (unless that other party has by fifteen (15) days’ written notice specified another address) be made or delivered to that party, addressed as follows:

(i)            if to the Borrower at:-

Tel Aviv, Israel

Fax No:

(ii)           if to the Bank at:-

ISRAEL DISCOUNT BANK LTD

Tel-Aviv Banking Facilities

Fax no. 03-5145210

Att: Rina Doupler

and shall be deemed to have been made or delivered the next Banking Day after dispatch (in the case of any communication made by telex or any form of facsimile transmission) or (in the case of any communication made by letter) the next Banking Day after being physically left at that address.

27.          GOVERNING LAW AND JURISDICTION -

27. 1.      This Agreement shall be governed by and construed in accordance with the laws of the State of Israel.

27. 2.      For the purpose of this Agreement the Exclusive place of Jurisdiction shall be the competent courts of law in Tel Aviv-Jaffa.  The Borrower hereby irrevocably submits to the jurisdiction of courts.

28.          CURRENCY INDEMNITY -

The Borrower agrees to indemnify the Bank against any loss incurred by it as a result of any judgement or order being given or made for the payment of any amount due under this Agreement and of such judgement or order being expressed in a currency other than the currency in which such amount is payable and as a result of any variation having occurred in the rates of exchange between the date on which any such amount becomes due under this Agreement and the date of actual payment thereof.  The foregoing indemnity shall constitute a separate and independent obligation of the Borrower and shall apply irrespective of any indulgence granted to the Borrower from time to time and shall continue in full force and effect notwithstanding any such judgement or order.

29.          SEVERABILITY-

If at any time any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the laws of the State of Israel neither the legality, validity or the enforceability of the remaining provisions hereof shall in any way be affected or impaired thereby.

IN WITNESS WHEREOF THE BORROWER AND THE BANK HAVE CAUSED THIS AGREEMENT TO DULY EXECUTED AND DELIVERED IN TEL AVIV. AS OF

/s/ Shlomo Ariel
NESSTECH ADVANCED TECHNOLOGIES (1999) LTD.

/s/ Rina Dopler, /s/ Zahala Caspi
ISRAEL DISCOUNT BANK LTD

At:	At:

By:	By: